BIOPOOL INTERNATIONAL COMMENTS ON PROXY FILING BY STOCKHOLDER GROUP

     Biopool International, Inc. today confirmed that a proxy statement and other solicitation materials were filed with the Securities and Exchange Commission by a stockholder group. The group objects to Proposal Number 3 (to amend the Company's Certificate of Incorporation to prohibit stockholder action by written consent, and to preclude the ability of stockholders to call a special meeting), and to Proposal Number 4 (to amend the Company's Certificate of Incorporation to authorize the issuance of one or more series of Preferred Stock, the rights, preferences and privileges of which may be designated by the Board of Directors) presented in the Company's Proxy Statement. The Company intends to make a presentation to its stockholders at the Annual Meeting on June 21 relating to these proposals and requests that stockholders carefully review the Company's Proxy Statement. The Company also provides the following additional information:

Proposal to amend the Company's Certificate of Incorporation to prohibit stockholder action by written consent, and to preclude the ability of stockholders to call a special meeting:

o Earlier this year, the Board adopted a new set of bylaws to replace the antiquated set of bylaws of the Company (adopted in 1987).
o The Board believes that provisions allowing for minority groups of stockholders to act outside of the protocol of the Annual Meeting of Stockholders are not in the best interests of ALL of the Stockholders.
o This proposal was intended to align the Company's corporate governance structure contained in its Certificate of Incorporation with that of most publicly held Delaware corporations.
o This proposal was not directed to restrict corporate action, but rather, to ensure that all corporate action come before the entire body of stockholders at the Annual Meeting.
o By eliminating an individual stockholders' right to call a Special Meeting, or to vote by written consent, the Company is better able to ensure that all of the Company's stockholders are provided with an adequate opportunity to consider and vote on stockholder matters because each matter would be required to be presented at the Company's Annual Meeting of Stockholders.
o These amendments allow the Company to set a record date for stockholder action, and to avoid confusion and ambiguity by ensuring that all stockholders receive proper notice of the action, and the opportunity to participate.


Proposal to amend the Company's Certificate of Incorporation to authorize the issuance of one or more series of Preferred Stock, the rights, preferences and privileges of which may be designated by the Board of Directors:

o Following the business combination of Biopool and Xtrana, revenue from Xtrana products and research grants have not materialized as rapidly as previously hoped.
o The Company's existing revenue from its Hemostasis Business segment is its only meaningful source of revenue, and is not sufficient to support the Company's continued


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     investment in its R&D efforts, consequently, the Corporation is currently consuming its cash resources.
o The Company has sufficient cash reserves to last at least 12 months without raising additional capital, but nonetheless will likely be required to raise additional capital in the future in order to support its operations and/or accelerate the commercialization of its technologies.
o Management believes it is highly unlikely that the Company will be able to access the public financial markets.
o If the Company accesses private capital, management believes that a financial investor would insist on a Preferred Stock security.
o Market conditions would not allow for the time consuming and costly process of obtaining stockholder approval in advance of a proposed financing of this type.
o It is not unusual for a corporation's Certificate of Incorporation to provide for "blank check" preferred stock authority; the Board's ability to use this vehicle is subject to its fiduciary obligations under Delaware law to act in the interests of all stockholders.

     Interested stockholders are encouraged to attend the Annual Meeting.